BMC LETTERHEAD


October 5, 2009


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549


Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Flatbush Federal Bancorp, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated October 1, 2009 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.


                                   Sincerely,


                                   /s/ Beard Miller Company LLP


                                   Beard Miller Company LLP